Exhibit 99.1

DICK’S SPORTING GOODS APPOINTS NAVDEEP GUPTA AS CHIEF FINANCIAL OFFICER
Gupta Succeeds DICK’S Veteran Lee Belitsky in Planned Transition
Belitsky to Continue Oversight of Supply Chain, Real Estate, Construction and GameChanger

PITTSBURGH, Aug. 19, 2021 -- DICK’S Sporting Goods (NYSE: DKS) today announced that Navdeep Gupta has been appointed Executive Vice President, Chief Financial Officer, effective October 1, 2021. Gupta will be responsible for the company’s finance, investor relations, accounting, business development and procurement functions.

Gupta, who has been with DICK’S since November 2017 as Senior Vice President, Finance & Chief Accounting Officer, succeeds Lee Belitsky, who has served as Executive Vice President, Chief Financial Officer, since October 2016. Belitsky will remain with DICK’S as Executive Vice President and continue to oversee several key areas -- supply chain, real estate, construction and GameChanger.

The CFO transition is part of the company's long-term succession plan.

“We are delighted to announce Navdeep’s promotion,” said Lauren Hobart, President and CEO. “His keen financial acumen and strategic vision will be instrumental to the continued growth of the company.”

“I am extremely honored to support Lauren and Ed during the next phase of our growth journey,” said Gupta. “I could not be more excited to take on this opportunity, and I look forward to working with our teammates to continue building on our strong foundation.”

Prior to joining DICK'S, Gupta spent 11 years at Advance Auto Parts, Inc. in various leadership roles, most recently serving as Senior Vice President of Finance. Earlier in his career, Gupta held a variety of management roles at Sprint Nextel, and he served as a Lieutenant in the Indian Navy.

Gupta holds a bachelor’s degree in Physics from University of Madras in India and a master’s degree in Business Administration from The College of William and Mary’s Mason School of Business. He will be supported by Belitsky as he transitions into the CFO role.

Belitsky joined DICK’S in 1997 as Vice President & Controller. During his tenure, he has held numerous roles, including EVP, Product Development and PAR; SVP, Product Development; SVP, Store Operations and Distribution/Transportation; SVP, Strategic Planning & Analysis and Treasury Services; SVP, Chief Risk and Compliance Officer; and Treasurer.

“Lee has played an absolutely critical role in our company’s success,” said Ed Stack, Executive Chairman. “He is a trusted partner and advisor, and we are thankful to him for his years of dedicated service as CFO and his partnership in facilitating a smooth transition for Navdeep. We are also pleased Lee will continue to direct important segments of our business and remain a valued member of our executive leadership team.”

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About DICK'S Sporting Goods, Inc. Founded in 1948, DICK'S Sporting Goods is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of July 31, 2021, the Company operated 731 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a combination of its dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, DICK'S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications, live scorekeeping and video streaming. DICK'S offers its products through a dynamic eCommerce platform that is integrated with its store network and provides athletes with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts: (724) 273-5552 or press@dcsg.com

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